Exhibit 8.1
April 12, 2011
Nissan Auto Receivables 2011-A Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
One Nissan Way
Franklin, Tennessee 37067

Re:	Nissan Auto Receivables 2011-A Owner Trust Registration Statement on Form S-3 Registration No. 333-165171
Ladies and Gentlemen:
     We have acted as special tax counsel to Nissan Auto Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the offering of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated April 11, 2011 (the “Preliminary Prospectus Supplement”) and the base prospectus dated April 11, 2011 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Nissan Auto Receivables 2011-A Owner Trust, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee. Capitalized terms used herein without definition have the meanings set forth in the Sale and Servicing Agreement between the Depositor, the Issuing Entity and Nissan Motor Acceptance Corporation (“NMAC”), as servicer.
     We hereby confirm that the statements in the Base Prospectus forming part of the above-captioned registration statement under the captions “SUMMARY OF TERMS — TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” and the statements in the Preliminary Prospectus Supplement forming part of the above captioned registration statement under the captions “SUMMARY — TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” to the extent that they constitute matters of law or legal conclusions, are correct and, to the extent such statements constitute a summary of the legal matters or documents referred to therein, are accurate and fairly present the information required to be shown.
     Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative

Nissan Auto Receivables 2011-A Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
April 12, 2011

rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus.
     This opinion is furnished by us as special tax counsel for the Depositor, NMAC and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by the Indenture, the Trust Agreement or the Sale and Servicing Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein, without implying or admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.

Respectfully submitted,
/s/ Winston & Strawn LLP

Nissan 2011-A Form 8-K Tax Opinion